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                      SPELLING ENTERTAINMENT GROUP INC.

                 EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

    The following is a list of the Company's subsidiaries at December 31, 1993. At that date, all corporations were 100%-owned subsidiaries and, if indented, subsidiaries of the company under which they are listed.

                                                           State of
Name of Company                                         Incorporation
- ---------------                                         --------------
Charter Oil Company                                        Florida
  Charter International Oil Company                        Texas
  Charter Oil Eastern Corporation                          Delaware
Spelling Entertainment Inc.                                Delaware
  Aaron Spelling Productions, Inc.                         California
  Laurel Entertainment, Inc.                               Delaware
  Spelling Films International Inc.                        Delaware
  Torand Productions Inc.                                  Delaware
    Spelling Television Inc.                               Delaware
  Worldvision Enterprises, Inc.                            New York


    The names of certain subsidiaries are omitted, as such subsidiaries in the aggregate would not constitute a significant subsidiary.